AMERIPRISE FINANCIAL ANNUAL INCENTIVE AWARD PLAN

As Amended and Restated Effective January 1, 2009

Purpose

The purpose of this Ameriprise Financial Annual Incentive Award Plan (the “Plan”) is to provide added incentive to those officers and key executives of Ameriprise Financial, Inc. (the “Company”) and its subsidiaries who are in a position to make substantial contributions to the earnings and growth of these companies and to reward them collectively and individually for performance which contributes significantly toward such earnings and growth.

Article 1 Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01	“Board” means the board of directors of the Company. Any reference herein to the Board shall be deemed to include any committee or person to whom any duty of the Board has been delegated.

1.02	“CEO” means the Chief Executive Officer of the Company.

1.03	“Change in Control” has the meaning given such term in the Ameriprise Financial 2005 Incentive Compensation Plan, as amended from time to time, or such successor plan thereto.

1.04	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.05
“Committee” means the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan. Any reference herein to the Committee shall be deemed to include any other committee or person to whom any duty of the Committee has been delegated.

1.06	“Participating Companies” means, for a given Plan Year, the Company and its subsidiaries set forth in the award guidelines for such Plan Year, as determined by the Committee in its sole discretion.

1.07	“Plan Year” means a one-year period beginning on January 1 and ending on December 31.

Article 2 Participation in the Plan

2.01    Participation. Participation in the Plan for a given Plan Year shall be limited to the key executives of the Participating Companies for such Plan Year who are designated by the Committee, in its sole discretion, as participants in the Plan for that Plan Year. Participants for a Plan Year shall be designated prior to the beginning of such Plan Year or as soon as practicable thereafter; provided, however, new executives, or executives whose duties and responsibilities have been materially increased during the Plan Year, may be designated participants for such Plan Year at any time during the Plan Year. Unless the Committee determines otherwise, executives hired or promoted on or before the 15th day of a given month are eligible to become participants in the plan in the month in which hired or promoted, and executives hired after the 15th day of a given month shall be eligible to become participants in the Plan in the month following the month in which hired or promoted. Unless the Committee determines otherwise, executives hired or promoted on or after October 15th of a Plan Year shall not be able to participate in the Plan for the Plan Year in which hired or promoted. The Committee’s designation of an executive as a participant in respect of a particular Plan Year will not in itself entitle that executive to receive an award for that Plan Year or to be designated as a participant for any subsequent Plan Year. No member of the Committee shall be eligible to participate in the Plan.

2.02    Beneficiaries. With the approval of the Committee, a participant may designate one or more beneficiaries to receive payment of his or her award in the event of the participant’s death by executing and delivering to the Company written notice of such designation on the form provided by the Company for such purpose, and may revoke or change his or her beneficiary designation at any time by executing and delivering to the Company a new written notice of such designation on the form provided by the Company for such purpose. If any award is payable to a participant after the death of such participant, such award shall be paid, at the same time or times and in the same manner as if such participant were alive, to the beneficiaries of the participant designated on his or her most recent written notice. If a participant does not designate any beneficiary, or if no such beneficiary shall survive him or her, then payments will be made to the participant’s legal representatives.

2.03    Continued Employment. Participants for a given Plan Year generally must remain in continuous, active employment with a Participating Company (or any affiliate of a Participating Company) through the end of the Plan Year and up until the payment date for the awards for such Plan Year; provided, however, the Committee, in its sole discretion, may provide for the payment of an award to a participant in the event of termination, retirement, disability, death or other individual circumstances.

Article 3 Award Guidelines

3.01    Annual Award Guidelines. As soon as practicable at the beginning of each Plan Year, the Committee shall approve the award guidelines for that Plan Year, which shall include the following:

(a)	the Participating Companies for the Plan Year;

(b)	the individual, division, group, company or other appropriate performance goals for the Plan Year;

(c)	the performance payment metrics for the Plan Year; and

(d)	such other terms and conditions imposed by the Committee on the awards for the Plan Year.

3.02    Amendment of Award Guidelines. If the Committee determines during the course of any Plan Year that the performance goals or other term of the award guidelines for that Plan Year are not justified under the circumstances, the Committee may, in its sole discretion, amend the award guidelines, including the performance goals thereof, for such Plan Year as the Committee deems appropriate.

3.03    Award Classes. The Committee may, by rules and regulations of general or specific application, establish one or more classes of awards, the payment of which shall, in whole or in part, be deferred and made at such later time or times, in a lump sum or in such installments, as the Committee shall prescribe, provided that the participant fulfills the conditions specified in Article 7. Any class of awards shall be structured to qualify for an exemption from or to comply with the requirements of Section 409A of the Code.

Article 4 Deferral of Awards

4.01    Deferral of Awards. The Committee may allow a participant to defer the payment of an award under a deferral plan of a Participating Company. Such deferral shall be made in accordance with the terms of that deferral plan and the requirements of Section 409A of the Code. Upon the deferral of the payment of an award, the terms of such deferral and the payments thereunder shall be governed by the provision of the deferral plan under which such deferral has been made, and the payment provisions of Article 6 shall not apply to the deferred award.

4.02    Unfunded Status. The obligation of any company under the Plan to make deferred payments or awards when due is merely contractual and no amount credited to an account of a participant on the books of any company shall be deemed to be held in trust for such participant or for his or her beneficiary or legal representatives. Nothing contained in the Plan shall require any company to segregate or earmark any cash or other property for Plan awards. Any securities or other property held or acquired by a company specifically for use under the Plan or otherwise shall, unless and until transferred in accordance with the terms and conditions of the Plan, be and at all times remain the property of such company, irrespective of whether such securities or other property are entered in a special account for the purpose of the Plan, and such securities or other property shall at all times be and remain available for any corporate purpose.

Article 5 Determination of Awards

5.01    Pre-Determination of Awards. Prior to the end of a Plan Year, the Committee may, but shall not be required to, determine a minimum aggregate amount of the awards to be paid for such Plan Year. If the Committee makes such a determination of the minimum aggregate amount of the awards to be paid for such Plan Year, then the actual aggregate amount of the awards for that Plan Year, as determined under Section 5.02, shall not be less than the minimum aggregate amount of the awards for such Plan Year determined by the Committee under this Section 5.01.

5.02    Determination of Awards. As soon as practicable after the end of each Plan Year, the Committee shall determine the aggregate amount of awards and the amount of each individual award. In determining the aggregate amount of awards, the Committee may establish available pools of monies and payment grids for the employees of a particular Participating Company or a division, business unit or other designated group thereof, based upon specified company and other applicable organizational performance goals, subject to applicable limitations; in which case, the amount of individual awards shall then be calculated based on the payment grids, subject to available pool monies.

5.03    Individual Award Limitation. Except for awards payable as a result of a Change in Control pursuant to Section 6.03, and except as otherwise determined by the Committee, the award to a single participant for any Plan Year shall not exceed the lesser of (a) 200 percent of the participant’s target award for such Plan Year, or (b) 200 percent of the participant’s base salary for such Plan Year.

Article 6 Payment of Awards

6.01    Time of Payment. Except for awards payable as a result of a Change in Control pursuant to Section 6.03, and unless otherwise provided by the Committee pursuant to Section 3.03, or deferred by a participant pursuant to 4.01, each award shall be paid in the calendar year immediately following the Plan Year, as soon as practicable after the amount of the award shall have been determined, or at such subsequent time or times during such calendar year as the Committee shall determine.

6.02    Form of Payment. Payment of awards shall be made in cash unless the Committee provides for a different method of payment, in whole or in part. Payment may be made (a) by the issuance or transfer of securities or other property, including common shares or other securities of the Company, another corporation or of a regulated investment company or companies, subject to restrictions and requirements to assure compliance with the conditions set forth in Article 7 and elsewhere in the Plan and such other restrictions and requirements as the

Committee shall prescribe, (b) by undertaking to issue or transfer such securities or other property in the future, together with a sum or sums equal to dividend equivalents and other income equivalents earned thereon from the date of such undertaking until the date or dates of payment, (c) in cash measured by the value of such securities or other property, or of a portfolio comprised of either securities or other property or both, together with dividend equivalents and other income equivalents earned thereon from the date that such measure has been established until the date or dates of payment, or (d) by undertaking to pay cash in the future together with such additional amounts of income equivalents earned thereon until the date or dates of payment, such additional amounts to be determined by a measure established by the Committee in its discretion. Notwithstanding the foregoing, the payment of awards shall either qualify for an exemption from or comply with the requirements of Section 409A of the Code.

6.03    Change in Control. Except for awards deferred by a participant pursuant to Section 4.01 and any class of awards provided by the Committee pursuant to Section 3.03 (the payment of which is to be made at a later time or times), if within two years following the occurrence of a Change in Control, a participant experiences a termination of employment that would otherwise entitle him or her to receive the payment of severance benefits under the provisions of the severance plan that is in effect and in which the participant participates as of the date of such Change in Control, and the participant is Job Band 50 or higher on the date of his or her termination of employment, then such participant shall, notwithstanding the provisions of Section 6.01, be paid, within five days after the date of such termination, the following amount:

(a)    if the termination occurs during a Plan Year, a pro rata award equal to:

(i)    the average award paid or payable to such participant under the Plan (or any other annual incentive award program of a Participating Company (or any of their respective subsidiaries at the time of such prior payment)) for the two-year period prior to the Change in Control, or if such participant has not received two such awards, the most recent award paid or payable (or the target amount so payable if such participant has not previously received any such award) to such participant under the Plan (or any other annual incentive award program of a Participating Company (or any of their respective subsidiaries at the time of such prior payment)); multiplied by

(ii)    the number of full or partial months that have elapsed during the Plan Year at the time of such termination, divided by 12; or

(b)    in the event the termination of employment occurs after the end of the Plan Year, but before the payment date for the awards for such Plan Year, an award equal to the average award paid or payable to such participant under the Plan (or any other annual incentive award program of a Participating Company (or any of their respective subsidiaries at the time of such prior payment)) for the two-year period prior to the Change in Control, or if such participant has not received two such awards, the most recent award paid or payable (or target amount so payable, if such participant has not previously received any such award) to such participant under the Plan (or any other annual incentive award program of a Participating Company (or any of their respective subsidiaries at the time of such prior payment)).

6.04    Tax Withholding. Any employing company required to make payments under the Plan shall deduct and withhold from any such payment all amounts which its officers believe in good faith it is required to deduct or withhold pursuant to the laws of any jurisdiction whatsoever or, in the event that any such payment shall be made in securities, shall require that arrangements satisfactory to such employing company be made for the payment of all such amounts before such securities are delivered. Except as otherwise required to comply with Section 409A of the Code, no employing company shall be required to pay any amount to the beneficiary or legal representatives of any former participant until such beneficiary or legal representatives shall have furnished evidence satisfactory to such employing company of the payment or provision for the payment of all estate, transfer, inheritance and death taxes, if any, which may be payable with respect thereto.

Article 7
Forfeiture

7.01    Participant Conduct. In addition to any other condition that may be imposed by the Committee, the payment of all awards (or any part thereof) under the Plan shall be contingent on the following:

(a)    the participant shall refrain from engaging in (i) any business or other activity which, in the judgment of the Committee, is competitive with any activity of any Participating Company or any affiliate thereof, in which the participant was engaged at any time during the last five years of his or her employment by a Participating Company or any affiliate thereof, and (ii) any business or other activity that is so competitive and of which the participant shall have special knowledge as the result of having been employed by the Participating Company or any affiliate thereof; and from counseling or otherwise assisting any person, firm or organization that is so engaged;

(b)    the participant shall not furnish, divulge or disclose to any unauthorized person, firm or other organization any trade secrets, information or data with respect to any Participating Company or any affiliate thereof, or any of their employees, that the participant shall have reason to believe is confidential;

(c)    the participant will make himself or herself available for such consultation and advice concerning matters with respect to which he or she was familiar while employed by any Participating Company or affiliate thereof as may reasonably be requested, taking fairly into consideration his age, health, residence and individual circumstances and the total amount of the payments that the participant is receiving, and shall render such assistance and cooperation (including testimony and depositions) in respect of matters of which the participant shall have knowledge, as may reasonably be requested in any action, proceeding or other dispute, pending or prospective, to which any Participating Company or affiliate thereof may be a party or in which it may have an interest. The participant shall have no obligation to render any services after he or she has ceased to be an employee of the Participating Companies and the affiliates thereof, except as may be required under this subsection, and the death of the participant, or the failure to call upon him or her for the rendition of services called for under this subsection, shall not in any way affect the right of the participant or his or her beneficiary or legal representatives, as the case may be, to receive any unpaid portion of any amounts payable to the participant; and

(d)    the participant’s employment by any Participating Company or affiliate thereof shall not have terminated as a result of the participant’s gross negligence, willful misconduct or poor performance and the participant shall not, while employed by a Participating Company or affiliate have engaged in conduct which, had it been known at the time, would have resulted, on grounds of gross negligence or willful misconduct, in the termination of the participant’s employment by the Participating Company or affiliate thereof by which the participant had been employed.

7.02    Forfeiture. If, in the reasonable judgment of the Committee, a participant shall have failed at any time to comply with any of the conditions set forth in Section 7.01, the obligation of the employing company to make further payments to such participant or former participant or his beneficiary or legal representatives shall forthwith terminate, provided that no installment or amount delivered or paid prior to the date of any such determination by the Committee shall be required to be repaid.

7.03    Non-alienation. The payment of an award shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge an award shall be null and void. The payment of an award shall not be subject to any jurisdictional payment requirement upon death or termination. The payment of an award shall not, in any manner, be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto, except as specifically provided in rules or regulations established by the Committee under the Plan; and in the event that any participant or beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such payment or a part thereof, then all such payments due to the participant or beneficiary shall cease and the Participating Company shall hold and apply the same to or for the participant’s benefit or that of his or her spouse, children or other dependents in such manner and in such proportions as the Committee may deem proper.

Article 8 Administration

8.01    Committee Duties. The Plan shall be administered by the Committee. The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any action taken by the Committee within the scope of its authority shall be final and binding upon the Participating Companies, upon each and every person who participates in the Plan and any successors in interest of such persons, and any and all other persons claiming under or through any such person.

8.02    Delegation of Authority. The Committee shall also have the power to delegate any of its authority under the Plan as allowed by law. The Committee may delegate to the CEO the authority to approve individual awards and award changes for employees below the executive officer level; provided, however, the Committee shall continue to approve the awards for executive officers, and to approve the aggregate amount of awards for a Plan Year for all participants below the executive officer level (subject to any delegation of authority to adjust awards during a Plan Year). The Committee has delegated to the CEO the authority to authorize special awards under the Plan in recognition of outstanding individual achievement, at any time or times during the year, provided that any special awards authorized by the CEO are reported to the Committee at its next regular meeting or at such other time specified by the Committee.

8.03    Binding Effect. By accepting any benefits under the Plan, each participant, each beneficiary and each person claiming under or through such participant shall be conclusively bound by any action or decision taken or made, or to be taken or to be made under the Plan, by the Company, the Board or the Committee.

8.04    Indemnity of Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, unless such act or omission constitutes willful misconduct on his part. The Company shall indemnify and hold harmless the members of the Committee, and any person to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct.

Article 9 Miscellaneous

9.01    Amendment. The Board may amend the Plan in whole or in part from time to time, or may terminate the Plan at any time, without prior notice to any interested party; provided, however, no amendment or termination may be made if such amendment or termination would cause the awards under the Plan to fail to qualify for an exemption from or to comply with the provisions of Section 409A of the Code. The Board may delegate its amendment power to such individual or individuals as it deems appropriate, in its sole discretion. The foregoing sentence to the contrary notwithstanding, for a period of two years and one day following a Change in Control, neither the Board nor any individual to whom the Board has delegated its authority may amend the Plan in a manner that is detrimental to the rights of any participant of the Plan without the participant’s written consent.

9.02    Section 409A of the Code. It is intended that the benefits provided under the Plan qualify for an exemption from or comply with the requirements of Section 409A of the Code, and the Plan shall be administered and interpreted to the extent possible in a manner consistent with such intention.

9.03    Other Benefits and Agreements. The benefits provided to a participant under the Plan are in addition to any other benefits available to such participant under any other plan or program for employees of the participant’s employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

9.04    Not a Contract of Employment. Nothing in the Plan shall be construed as giving any person employed by a company which is or has been a Participating Company the right to be retained in the employ of such company or any right to any payment whatsoever, except to the extent provided by the Plan. Each such company shall have the right to dismiss any employee at any time with or without cause and without liability for the effect which such dismissal might have upon him as a participant under the Plan.

9.05    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.06    Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.07    Governing Law. The provisions of the Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

9.08    Successors. The provisions of the Plan shall bind and inure to the benefit of the participant’s employer and its successors and assigns, and the participant and his or her designated beneficiaries.

9.09    Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

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